UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2017

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

JPMorgan Chase & Co. (the “Firm”) announced that the independent members of the Board of Directors (the “Board”) approved Mr. James Dimon’s total compensation for 2016, in the amount of $28,000,000, compared to last year’s total compensation of $27,000,000. Mr. Dimon’s total compensation includes an annual base salary of $1,500,000 and performance-based variable incentive compensation of $26,500,000. $5,000,000 of the variable incentive compensation will be delivered in cash and the remaining $21,500,000 will be delivered in the form of Performance Share Units ("PSUs"). Both base salary and cash incentive remain unchanged from last year. The key features of Mr. Dimon's 2016 PSU award, including financial metric, performance goals, payout levels, vesting and hold requirements, also remain unchanged from the PSU award granted last year.

In determining Mr. Dimon's compensation, the independent members of the Board took into account the Firm's strong performance, in 2016 and through the cycle, across four broad categories: Business Results, Risk & Control, Customer & Clients, and People Management & Leadership. We continue to invest in our future, strengthen our risk and control environment and reinforce the importance of our culture and values. We gained market share in nearly all of our businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained a fortress balance sheet. Under Mr. Dimon's stewardship, the Firm earned record net income of $24.7 billion, or $6.19 per share in 2016, achieved a strong return on tangible common equity ("ROTCE")1 of 13%, and returned capital to shareholders of $15.0 billion (including common dividends and net share repurchases), while delivering sustained shareholder value over an extended period of time.

1 ROTCE is a non-GAAP financial measure. For further discussion, see note (b) on page 5 of Exhibit 99.1 to the Firm’s Current Report on Form 8-K dated January 13, 2017, filed with the Securities and Exchange Commission, containing the Firm's earnings press release for the quarter ended December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Molly Carpenter
Molly Carpenter
Corporate Secretary

Dated:	January 19, 2017